                                                                   Exhibit 99.1

                                  CONTACT: JUAN DOMINGUEZ OR DIAN GRIESEL, PH.D.
                                                    THE INVESTOR RELATIONS GROUP
                                                                    212.825.3210

    K2 SIGNS LETTER OF INTENT FOR $2 MILLION EQUITY COMMITMENT AND ANNOUNCES
                           FIRST QUARTER 2001 RESULTS

                      FUTURE BUSINESS COMBINATION POSSIBLE

NEW YORK... MAY 16, 2001 -- K2 Digital, Inc. (NASDAQ: KTWO), a strategic digital services company, has announced an agreement in principle with communications specialist SGI Graphics LLC (SGI) for SGI to purchase approximately 6.5 million shares of restricted common stock of K2 for a purchase price of $2,000,000. Upon closing of this equity investment, SGI would also receive warrants to purchase additional shares of K2 common stock.

Simultaneously with the execution of the letter of intent for the equity commitment, K2 has received $250,000 from SGI for working capital purposes through a short-term promissory note. The proceeds of the loan will be credited toward the purchase price upon a closing of the equity investment. In connection with the loan transaction, K2 also received an additional $250,000 equity investment through its equity facility established last year with Fusion Capital Fund II, LLC.

On a fully diluted basis (after giving effect to all outstanding warrants and to employee options having an exercise price of $1.75 or less), the restricted common stock to be issued to SGI will represent 51% of the issued and outstanding capital stock of K2. The consummation of the $2 million equity investment by SGI is subject to certain conditions, including the approval of the transaction by the shareholders of K2.

Under the terms of the letter of intent, at some point following the consummation of the equity investment, K2 and SGI expect to enter into discussions of a potential business combination. Although there has not been a commitment to merge, both parties acknowledge that a potential combination of the assets and operations of SGI with K2 would be expected to result in substantial revenue growth opportunities and cost savings for the new entity. The companies have already been working together on business development efforts.

K2 Digital also reported results for the first quarter ended March 31, 2001. Net revenues for first quarter 2001 were $865,925, which represents a 42% decrease compared to net revenues for the same period last year and a decrease of 55% compared to net revenues for the fourth quarter 2000. Gross revenues, which include media pass-through costs, were also down, as there were no media revenues recorded in the first quarter 2001. The net loss of ($1,877,679) and net loss per basic and diluted common share of ($0.51) compared to net loss of ($295,233) for the same period last year and net loss of ($0.09) per basic and diluted common share for the same period last year. The loss in the first quarter of 2001 included the write-down of costs related to an abandoned merger transaction.


According to Gary Brown, COO of K2, "Due to both economic uncertainty and more pressing priorities, clients delayed or cancelled considerable activity during the first quarter. In light of the economic climate, management believes that K2 stockholders would benefit from a substantial equity investment by SGI and possible combination of the two companies. Together we can offer greater resources and capabilities to all of our clients, while reducing certain redundancies in operational expenses."


SGI is an award-winning corporate design specialist which serves several Fortune 1000 clients including Starwood Hotels, AIG and Estee Lauder for both online and offline services.

"SGI is an excellent investor for K2," said K2 CEO and President Lynn Fantom elaborating on the relationship. "Both companies have been successful in winning business from numerous Fortune 1000 clients and a future partnership or merger presents the opportunity for increased business and cross-selling of our respective services. Throughout our discussions, we concluded that our firms are quite complementary. The demand for digital professional services will continue to grow and this funding provides K2 with increased financial stability. We trust it will give our clients and shareholders added assurance of K2's long-term plans to remain a viable competitor for digital consulting and development services including analysis, planning, systems design and creative."

"Our investment in K2 reflects our keen interest in this sector based on the need we see for digital services from our clients," said Richard French, Jr., CEO of SGI. "K2 is highly regarded in the digital design and services sector, with both a great portfolio of experience serving Fortune 1000 clients and a strong management team. We are particularly interested in their new products, such as K2 Help, a customer service application that helps reduce call center costs. This kind of offering has the potential to significantly improve K2's historic margins."

Further details regarding the investment will be disclosed by K2 in a filing on Form 8-K with the Securities and Exchange Commission.

ABOUT SGI
Over the past three decades SGI has built a reputation as a communication design specialist. Its expertise in design ranges from annual reports and employee publications to web design and broadcast graphics. Through creative vision and an eye on every detail, SGI integrates the latest technology with the design discipline to deliver persuasive communications. For more information, please visit the company's web site at www.sgionline.com

ABOUT K2 DIGITAL
K2 Digital (NASDAQ: KTWO, KTWOW), a strategic digital services company, provides consulting and development services including analysis, planning, systems design, creative, and implementation. Ranked by Deloitte & Touche among the fastest growing technology companies in both 1999 and 2000, K2 constructs user-centric digital channels that map to corporate goals. K2's process-driven approach utilizes the strategic, conceptual, technical and marketing experience it has developed since 1993 to help multi-divisional and global companies maximize their Internet opportunities. Clients include ABB, Bristol-Myers Squibb, ING Aetna Financial Services, Morgan Stanley, Preferred Hotels & Resorts, Silversea Cruises and WorldCom. For more information, please visit our web site: www.k2digital.com.

K2 Help is a mark of K2 Digital, Inc.

                                      # # #

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Future results may vary significantly based on a number of factors including, but not limited to, the potential inability of the company to satisfy the conditions to the closing of the equity investment by SGI, including obtaining shareholder approval, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

                       K2 DIGITAL, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                                MARCH 31, 2001

                                    ASSETS
                                    ------
                                                                                   2001
                                                                                   ----
CURRENT ASSETS:
Cash & cash equivalents                                                       $   440,446
Accounts receivable, net of allowance for doubtful accounts                       512,092
Unbilled Revenue                                                                  197,831
Prepaid expenses and other current assets                                         163,445
Investment in securities available for sale                                        37,818
                                                                              -----------
                Total current assets                                            1,351,632
FIXED ASSETS, net
                                                                                  507,206
RESTRICTED CASH
                                                                                  250,000
OTHER ASSETS, net
                                                                                  240,893
                                                                              -----------
                              Total assets                                    $ 2,349,731
                                                                              ===========

                      LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of capital lease obligations                                  $    27,429
Accounts payable                                                                  509,940
Accrued compensation & payroll taxes                                               99,015
Accrued expenses                                                                  275,270
Deferred Revenue                                                                  335,766
Deferred Rent Credit                                                              241,443
Customer advances                                                                 127,703
                                                                              -----------
               Total current liabilities                                        1,616,566
DEFERRED TAX LIABILITY
                                                                                        -
LONG-TERM CAPITAL LEASE OBLIGATIONS
                                                                                    6,650
                                                                              -----------
               Total liabilities                                              $ 1,623,216

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized;
0 shares issued and outstanding                                               $         -
Common Stock, $0.01 par value 25,000,000 shares authorized;
 4,260,696 shares
issued and 3,843,279 shares outstanding                                            42,607
Treasury Stock, 417,417 shares at cost                                           (819,296)
Additional paid-in capital                                                      8,296,805
Accumulated other comprehensive income                                         (1,400,229)
Deferred compensation                                                            (259,852)
Deferred commitment costs                                                        (718,367)
Accumulated deficit                                                            (4,415,152)
                                                                              -----------
               Total stockholders' equity
                                                                                  726,515
                                                                              -----------
               Total liabilities & stockholders' equity                       $ 2,349,731
                                                                              ===========

   K2 DIGITAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Three Months Ended
                                                                           ------------------
                                                                                March 31,
                                                                           2001            2000
                                                                           ----            ----
Net Revenues                                                         $   865,925      $ 1,488,848

Direct salaries and costs                                              1,005,192          885,078
Selling, general and administrative expenses                           1,075,964          857,100

Write off of deferred transaction costs                                  584,452               --
Depreciation
                                                                          90,466           79,417

Loss from operations before interest and other income, net and
income taxes                                                          (1,890,149)        (332,747)

Interest and Other Income, net                                            12,470           41,634

Provision for income taxes
                                                                              --            4,120
                                                                     -----------      -----------
Net Income (Loss)                                                    $(1,877,679)     $  (295,233)
                                                                     ===========      ===========
Net Income (Loss) per share
Basic and Diluted                                                    $     (0.51)     $     (0.09)
                                                                     -----------      -----------

Weighted average common shares outstanding - basic and diluted         3,681,338        3,346,874
                                                                     ===========      ===========